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                                                                     Exhibit 11


                       CML GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

For the periods ended May 3, 1997
and April 27, 1996


                                                                    Third Quarter                  Nine Months
                                                                    -------------                  -----------
                                                               1997           1996             1997            1996
                                                               ----           ----             ----            ----
Primary loss per share:
Weighted average number of shares outstanding:
Common                                                       49,863,299      49,171,210      49,793,540      49,175,007
Shares deemed outstanding from:
     Assumed issuance of deferred compensation awards           105,000         105,000         105,000         105,000
     Assumed exercise of stock options                           19,650         193,875         181,582         320,439
                                                            -----------    ------------    ------------    ------------

Total                                                        49,987,949      49,470,085      50,080,122      49,600,446
                                                            ===========    ============    ============    ============

Net loss                                                    $(8,602,000)   $(36,245,000)   $(27,438,000)   $(81,316,000)
                                                            ===========    ============    ============    ============

Primary loss per share                                      $     (0.17)   $      (0.74)   $      (0.55)   $      (1.65)
                                                            ===========    ============    ============    ============

Weighted average number of shares outstanding, as
     above                                                   49,987,949      49,470,085      50,080,122      49,600,446
Shares deemed outstanding from the assumed conversion
     of convertible subordinated debentures                   1,604,877       1,604,877       1,604,877       1,604,877
Additional shares deemed outstanding from the assumed
     exercise of stock options                                       --              --          16,423              --
                                                            -----------    ------------    ------------    ------------

Total                                                        51,592,826      51,074,962      51,701,422      51,205,323
                                                            ===========    ============    ============    ============
Additional income from the elimination of the interest
     cost of the convertible subordinated debentures, net
     of income tax effect                                   $   400,000    $    393,000    $  1,199,000    $  1,174,000

Fully diluted loss per share                                $     (0.17)   $      (0.74)   $      (0.55)   $      (1.65)
                                                            ===========    ============    ============    ============


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